Exhibit 10.13

First Marblehead Corporation

The Prudential Tower
800 Boylston Street - 34th Floor
Boston, MA 02199-8157
Tel 617.638.2000 or 800.895.4283
Fax 617.638.2100 or 866.255.4583

230 Park Avenue, 10th Floor
New York, NY 10169
Tel 212.808.7225
Fax 212.808.7226

February 25, 2005

Kenneth Klipper

[address]

Dear Ken:

The First Marblehead Corporation (FMC) is pleased to offer you the position of Senior Vice President, Finance reporting to Donald Peck, Executive Vice President and Chief Financial Officer.

Your direct annual compensation will be $270,000, paid on a semi-monthly basis at a rate of $11,250, (gross) per pay period. You will also be eligible to participate in the Company’s incentive bonus plan. Under this plan you are eligible for a bonus of up to 50% of earned salary for the performance year. This is a discretionary plan which provides rewards for Company performance and your personal contribution to it. First Marblehead aligns the performance review and bonus cycle with the business fiscal year ending June 30. Your first performance review under these plans will be June, 2005. The effective date for merit increase and any bonus awards you become eligible for is September 1. Any awards for fiscal year 2005 will be pro-rated from your start date. You will also participate in the First Marblehead long term incentive program. It is our intention to award you a grant of 4,000 Restricted Stock Units subject to the terms and conditions of the plan and Board of Director approval. Each Restricted Stock Unit represents the right to receive one share of common stock of the Company. Restricted Stock Units vest at one third on the third anniversary of the grant date, one third on the fourth anniversary of the grant date and the final third on the fifth anniversary of the grant date. Instruments of grant and plan documents will be provided to you after Board approval. Please note that this letter does not constitute an employment contract or a contract for a specific term of employment and that the employment relationship is at will.

As a condition of hire, First Marblehead requires that all employees sign an Invention and Non-Disclosure/Non-Compete Agreement (enclosed). Due to the nature of our business, this offer is contingent on satisfactory results of a credit check the company runs on prospective employees to make sure they are not in default on any student loans. Also, as required by the Immigration Reform and Control Act of 1976, you will be expected to provide proof of eligibility to work in the United States.

We offer a comprehensive benefits program. You may select health coverage through an HMO or PPO from Blue Cross/Blue Shield, as well as dental coverage through Delta Dental Premier. The company subsidizes the cost of these plans at a rate of 80% for family and 90% for individuals. In addition, FMC provides Group Life Insurance at two times your base salary as well as Short Term and Long Term Disability coverage at no cost to you. You are eligible for coverage on the first of the month following your first day of employment. Other benefits include a 401 K plan with a dollar-for-dollar match up to 6% of salary contributed and the Company’s employee stock purchase program subject to the eligibility requirements of these plans. We offer accrual of vacation up to fifteen days, eight paid holidays, two floating holidays and five sick days per year.

This is an exciting time for First Marblehead and your addition to our management team is most welcome. Please acknowledge this offer by signing one copy of this offer letter and returning it to me. This offer is made today and will expire on March 4, 2005. We look forward to hearing from you.

Sincerely,

/s/ Robin L. Camara
Robin L. Camara
Senior Vice-President, Human Resources

/s/ Kenneth Klipper
KENNETH KLIPPER

Encls:	Invention and Non-Disclosure/Non-Compete Agreement
Copy of this Offer Letter

cc: Don Peck